UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



                                             Commission File Number   0-1244





                          Sprint-Florida, Incorporated
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             (Exact name of registrant as specified in its charter)


              P.O. Box 11315, Kansas City, MO 64112 (913) 624-3000
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       (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)


                              FIRST MORTGAGE BONDS
                            6 1/4 % due May 15, 2003
                          7 1/4% due December 15, 2004
                            6 7/8% due July 15, 2013
                           9.89% due February 1, 2021
                            7 1/8% due July 15, 2023
                           8 3/8% due January 15, 2025
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


         Rule 12g-4(a)(1)(i)           Rule 12h-3(b)(1)(i)     X
         Rule 12g-4(a)(1)(ii)          Rule 12h-3(b)(1)(ii)
         Rule 12g-4(a)(2)(i)           Rule 12h-3(b)(2)(i)
         Rule 12g-4(a)(2)(ii)          Rule 12h-3(b)(2)(ii)
                                       Rule 15d-6


         Approximate number of holders of record as of the certification
or notice date:            105

         Pursuant to the requirements of the Securities Exchange Act of 1934, Sprint-Florida, Incorporated has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 19, 1998   By: /s/ Michael T. Hyde
                           Michael T. Hyde, Secretary